UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 24, 2015

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79702

(Address of principal executive offices)	(Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2015, Ring Energy, Inc. (the “Company”), its Lenders, and SunTrust Bank, as Administrative Agent for the Lenders and as Issuing Bank, entered into a Second Amendment (“Amendment”) to its existing Credit Agreement dated as of July 1, 2014, as amended by that certain First Amendment to Credit Agreement, dated as of June 26, 2015 (as amended by this Amendment and as further amended, modified or restated from time to time, the “Credit Agreement”).

The Amendment amends and restates the definition of “Continuing Director” in Section 1.1 of the Credit Agreement in its entirety as follows:

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

Except as changed by the Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect.

The foregoing description of the Amendment is qualified in its entirety by reference to the Second Amendment to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Capitalized terms used and not otherwise defined in this Form 8-K have the meanings given them in the Credit Agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Title of Document

10.1	Second Amendment to Credit Agreement, dated July 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: July 29, 2015	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer